Exhibit 1.3

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBITBECAUSE IT IS BOTH (I)NOT MATERIAL AND (II)THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE OR CONFIDENTIAL.

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is made and effective as of February 5, 2017.

AMONG:

A2 ACQUISITION CORP., a body corporate, incorporated under the laws of the Province of Alberta, having an office in the City of Calgary, in the Province of Alberta (“A2”);

AND

MEDICENNA THERAPEUTICS INC., a body corporate, incorporated under the laws of the Province of British Columbia, having an office in the City of Toronto, in the Province of Ontario (“MTI”);

AND

1102209 B.C. LTD., a body corporate, incorporated under the laws of the Province of British Columbia, having an office in the City of Calgary, in the Province of Alberta (“SubCo”);

RECITALS:

A.	A2 is a capital pool company trading on the TSXV (as defined herein).

B.	MTI is a private company.

C.	SubCo is a wholly-owned subsidiary of A2.

D.

A2, MTI and SubCo propose a business combination by way of a three-cornered amalgamation whereby MTI and SubCo will amalgamate (the “Amalgamation”) under the BCBCA (as defined herein) on the terms described in this Agreement and continue as one corporation (“Amalco”), which will be a wholly- owned subsidiary of A2.

E.	A2 proposes to issue A2 Shares (as defined herein) to the MTI Shareholders (as defined herein) as hereinafter provided in connection with the Amalgamation.

NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires:

(a)	“A2” means A2 Acquisition Corp., a corporation incorporated under the ABCA;

(b)

“A2 Circular” means the management information circular of A2 and all related materials to be sent by A2 to the A2 Shareholders in connection with the A2 Meeting, and all amendments and supplements thereto, if any;

(c)	“A2 Counsel” means DLA Piper (Canada) LLP, or such other legal counsel as may be designated by A2;

(d)

“A2 Financial Statements” means the audited financial statements of A2 as at and for the period from incorporation to December 31, 2015 and the unaudited interim financial statements of A2 as at and for the interim period ended September 30, 2016;

(e)

“A2 Information” means the information in the form provided by A2 for inclusion in the Information Circular and the Filing Statement describing SubCo and A2 and its business, operations and affairs and includes any A2 Public Documents incorporated by reference in the Filing Statement and the Information Circular, as applicable;

(f)	“A2 Meeting” means the special meeting of A2 Shareholders to approve the Name Change and the Consolidation;

(g)	“A2 Option Plan” means the stock option plan of A2;

(h)	“A2 Options” means the options to purchase A2 Shares granted under the A2 Option Plan;

(i)	“A2 Parties” means, collectively, A2 and SubCo;

(j)	“A2 Public Documents” means all documents or information filed by or on behalf of A2 in compliance with or intended compliance with Applicable Laws and which form part of the Public Record;

(k)	“A2 Shareholders” means the holders of A2 Shares;

(l)

“A2 Shares” means the common shares in the capital of A2 as constituted on the date hereof, provided, however, that any references to A2 Shares to be issued to MTI Shareholders in connection with the Amalgamation and other transactions contemplated herein (whether directly or upon exercise of any convertible securities) shall be read as a reference to the common shares of A2 on a post-Consolidation basis;

(m)	“ABCA” means the Business Corporations Act, R.S.A. 2000, c. B-9 as now in effect and as it may be amended from time to time prior to the Effective Date;

(n)	“Agent” means the registered dealer or dealer engaged by MTI to act as its agent for the purposes of conducting the MTI Private Placement;

(o)

“Agreement” means this agreement, including the recitals and all Schedules to this agreement, as amended or supplemented from time to time, and “hereby”, “hereof’, “herein”, “hereunder”, “herewith” and similar terms refer to this Agreement and not to any particular provision of this Agreement;

(p)	“Amalco” means the amalgamated corporation following the Effective Time created by the Amalgamation;

(q)	“Amalgamation” means the amalgamation of MTI and SubCo under the provisions of Division 3 of Part 9 of the BCBCA contemplated by this Agreement;

(r)	“Amalgamation Application” means the amalgamation application as contemplated by the BCBCA and in substantially the form set out in Schedule D hereto;

(s)

“Applicable IP Laws” means all applicable federal, provincial, state and local laws and regulations applicable to Intellectual Property in Canada, the United States and the jurisdictions in which MTI and/or any MTI Subsidiary has registered Intellectual Property;

(t)

“Applicable Laws” means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, including all applicable corporate and securities laws, regulations and rules, all policies thereunder and rules of applicable stock exchanges;

(u)	“BCBCA” means the Business Corporations Act (British Columbia);

(v)	“Business” means the business of MTI as conducted on the date hereof;

(w)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary and the City of Vancouver for the transaction of banking business;

(x)	“CIPO” means the Canadian Intellectual Property Office;

(y)	“Certificate of Amalgamation” means the certificate to be issued by the Registrar pursuant to subsection 281(a) of the BCBCA giving effect to the Amalgamation;

(z)	“Closing” means the completion of the Amalgamation;

(aa)	“Confidentiality Agreement” means the confidentiality agreement dated November 4, 2016 between A2 and MTI;

(bb)	“Consolidation” means the consolidation of the outstanding A2 Shares on a 14:1 basis;

(cc)	“CPRIT” means Cancer Prevention & Research Institute of Texas;

(dd)

“CPRIT Agreement” means the definitive agreement entered into with the CPRIT effective as of March 1, 2015 providing for, among other things, MTI being entitled to receive matching funds of 200% of all third party capital raised up to a maximum of US$14,140,090 in connection with a product development research grant awarded by CPRIT to MTI on and subject to the terms and conditions therein;

(ee)	“Dissent Rights” means the rights of dissent in respect of the MTI Special Resolution provided pursuant to Section 238 of the BCBCA;

(ff)

“Dissenting Shareholder” means a registered MTI Shareholder, who, in connection with the MTI Special Resolution at the MTI Meeting which approves and adopts this Agreement, has sent to MTI a written objection and a demand for payment within the time limits and in the manner prescribed by section 238 of the BCBCA respectively with respect to such shareholder’s MTI Shares;

(gg)	“Effective Date” means the effective date indicated upon the Certificate of Amalgamation;

(hh)	“Effective Time” means the effective time indicated upon the Certificate of Amalgamation;

(ii)

“Encumbrance” includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust or royalty and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(jj)

“Environmental Laws” includes any applicable domestic or foreign federal, state, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters;

(kk)	“Exchange Ratio” means one (1) A2 Share (after giving effect to the Consolidation) for each MTI Share;

(ll)	“FDA” means the U.S. Food and Drug Administration of the U.S. Department of Health & Human Services;

(mm)	“Filing Statement” means the filing statement of A2 for the Amalgamation constituting the Qualifying Transaction of A2 prepared pursuant to TSXV policies;

(nn)

“Governmental Entity” means any: (i) national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agent, commission, board or authority of any of the foregoing; or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing including, for greater certainty, any Regulatory Authority;

(oo)

“Holder” means a Person who is a beneficial owner of securities of the relevant Party and “Registered Holder” means a Person whose name appears on the register of the relevant Party as owner of securities;

(pp)	“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

(qq)

“Information Circular” means the management information circular and proxy statement of MTI and all related materials to be sent by MTI to the MTI Shareholders in connection with the MTI Meeting, and all amendments and supplements thereto, if any;

(rr)

“Intellectual Property” means intellectual property rights, including: (i) all patents, patent rights, inventions, industrial designs and licenses; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works in whatever form or medium; (iv) registrations, applications and renewals for any of the foregoing; (v) proprietary computer software (including but not limited to data, data bases and documentation); and (vi) trade secrets, confidential information and know-how;

(ss)	“Letter of Transmittal” means the letter of transmittal of MTI to be utilized by the MTI Securityholders;

(tt)	“Licensed IP” means the Intellectual Property owned by any person other than MTI and the Subsidiaries and which MTI and/or any MTI Subsidiary uses;

(uu)

“Liquidity Event” means the listing of the MTI Shares on the TSXV, Toronto Stock Exchange or any tier of the Nasdaq Stock Exchange; (ii) the sale for cash proceeds of all of the issued and outstanding MTI Shares; or (iii) the amalgamation or any other corporate transaction involving MTI with or into another entity pursuant to which the common shares of the resulting issuer from such transaction are listed on the TSXV, Toronto Stock Exchange or any major United States stock exchange;

(vv)

“Material” means, where used in relation to A2, its Subsidiaries or MTI, as the case may be, a fact, transaction or circumstance concerning the business, assets, rights, properties, condition (financial or otherwise), liabilities, capitalization, operations, prospects, or results of operations of A2, its Subsidiaries or MTI, as the case may be, that: (i) would be reasonably likely to have a significant effect on the value of the A2 Shares or the MTI Shares, as the case may be; or (ii) would prevent or materially delay completion of the Amalgamation in accordance with this Agreement;

(ww)

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any matter or action that has an effect or change that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, privileges, liabilities or prospects, whether contractual or otherwise, of such Person and its Subsidiaries, taken as a whole, other than any matter, action, effect or change relating to or resulting from: (i) a matter that has, prior to the date hereof, been publicly disclosed or disclosed to the Other Party; (ii) with respect to MTI only, conditions affecting the industry in which MTI and its Subsidiaries operate; (iii) general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States or elsewhere; (iv) terrorism, war (whether or not declared), armed hostilities, riots, insurrection, civil disorder, military conflicts, political instability or other armed conflict, national calamity, natural disaster, crisis or emergency or any responses by a Governmental Entity to any of the foregoing; (v) any proposal or change in Applicable Laws or any interpretation or administration of Applicable Laws by any Governmental Entity, or any change in IFRS after the date hereof; or (vi) any matter consented to, or that results from a matter that is consented to, in writing by the Other Party hereto;

(xx)

“Misrepresentation” means an untrue statement of a material fact, an omission to state a material fact that is required to be stated or an omission to state a material fact that is required to be stated in order for a statement not to be misleading;

(yy)	“MTI” means Medicenna Therapeutics Inc., a corporation existing under the BCBCA;

(zz)	“MTI Assets” means all of the assets and properties in which MTI holds a right, title or interest as at the date hereof, including the MTI IP;

(aaa)	“MTI Broker Warrantholder” means a holder of MTI Broker Warrants;

(bbb)

“MTI Broker Warrants” means the warrants to purchase up to 421,300 MTI Shares (including up to 144,000 warrants issuable to the Agent in connection with the MTI Private Placement) on the terms and conditions stated in each respective broker warrant certificate;

(ccc)	“MTI Counsel” means Baker & Mckenzie LLP, or such other legal counsel as may be designated by MTI;

(ddd)	“MTI Disclosure Letter” means the disclosure letter from MTI to A2 dated the date hereof;

(eee)

“MTI Financial Statements” means the audited annual financial statements of MTI as at and for the year ended March 31, 2016 and the unaudited interim financial statements of MTI as at and for the interim period ended September 30, 2016;

(fff)	“MTI Incentive Warrantholder” means a holder of MTI Broker Warrants;

(ggg)	“MTI Incentive Warrants” means the warrants to purchase 2,667,083 MTI Shares on the terms and conditions stated in the applicable incentive warrant certificate;

(hhh)

“MTI Information” means the information in the form provided by MTI for inclusion in the Filing Statement, and, as applicable, the Information Circular describing MTI and its business, operations and affairs;

(iii)

“MTI IP” means the Intellectual Property that has been developed by or for or is being developed by or for MTI and/or any MTI Subsidiary or that is being used by MTI and/or any MTI Subsidiary, other than Licensed IP;

(jjj)	“MTI Material Contract” has the meaning ascribed to such term in Section 7.1(aaa);

(kkk)	“MTI Meeting” means the annual and special meeting of MTI Shareholders, and any adjournments thereof, to consider annual matters and, if determined advisable, to approve the MTI Special Resolution;

(lll)	“MTI Optionholder” means a holder of MTI Options;

(mmm)	“MTI Options” means stock options to acquire MTI Shares;

(nnn)

“MTI Private Placement” means the brokered private placement of MTI Subscription Receipts for maximum gross proceeds of $3,600,000, to be conducted by the Agent on a commercially reasonable efforts agency basis, at a price of $2.00 per MTI Subscription Receipt to be completed immediately prior to or concurrent with the Amalgamation;

(ooo)	“MTI Regular Warrantholder” means a holder of MTI Regular Warrants;

(ppp)	“MTI Regular Warrants” means the warrants to purchase 198,000 MTI Shares on the terms and conditions stated in each respective regular warrant certificate;

(qqq)	“MTI Shares” means the common shares in the capital of MTI as constituted on the date hereof;

(rrr)	“MTI Securities” means collectively the MTI Shares, MTI Options, MTI Special Warrants and MTI Warrants;

(sss)	“MTI Securityholder” means collectively the MTI Shareholders, MTI Optionholder, MTI Special Warrantholders and MTI Warrantholders;

(ttt)	“MTI Shareholder” means a holder of MTI Shares;

(uuu)

“MTI Special Resolution” means the special resolution of the MTI Shareholders to be considered at the MTI Meeting, substantially in the form of the resolution set out in Schedule B hereto, approving the Amalgamation;

(vvv)	“MTI Special Warrantholder” means a holder of MTI Special Warrants;

(www)

“MTI Special Warrants” means the 4,971,416 special warrants of MTI, each of which is exercisable for one (1) MTI Share if a Liquidity Event occurs prior to March 3, 2017 or 1.333 MTI Shares if the Liquidity Event occurs after March 3, 2017, for no additional consideration;

(xxx)

“MTI Subscription Receipts” means the up to 1,800,000 subscription receipts of MTI, each of which entitles the holder thereof, to acquire for no additional consideration and without any further action, one MTI Share upon satisfaction of certain escrow release conditions;

(yyy)	“MTI Subsidiaries” means Medicenna Biopharma, Inc. (British Columbia) and Medicenna Biopharma, Inc. (Delaware);

(zzz)	“MTI Superior Proposal” has the meaning ascribed thereto in Section 9.4 hereof;

(aaaa)

“MTI Take-Over Proposal” means, other than pursuant to the Amalgamation, any take-over bid or offer for more than 50% of the issued and outstanding MTI Shares or securities convertible into MTI Shares, or any proposal, offer or agreement (whether or not subject to conditions) for a merger, consolidation, amalgamation, arrangement, recapitalization, liquidation, dissolution, reorganization or similar transaction or other business combination involving MTI or any MTI Subsidiary or any proposal, offer or agreement (whether or not subject to conditions) to acquire in any manner, or to require MTI to issue, more than 50% of the outstanding MTI Shares or securities convertible into MTI Shares or more than 50% of the consolidated assets, consolidated revenue or consolidated income for MTI (taken as a whole);

(bbbb)	“MTI Warrantholder” means a holders of the MTI Broker Warrants, MTI Incentive Warrants and the MTI Regular Warrants;

(cccc)	“MTI Warrants” means collectively the MTI Broker Warrants, MTI Incentive Warrants and the MTI Regular Warrants;

(dddd)	“Name Change” means the change of name by A2 from “A2 Acquisition Corp.” to “Medicenna Therapeutics Corp.” or to such other name as determined by the Parties;

(eeee)	“Other Party” means with respect to the applicable A2 Party(ies), MTI and, with respect to MTI, the applicable A2 Party(ies);

(ffff)	“Parties” means A2, MTI and SubCo, and “Party” means any one of them;

(gggg)

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and delinquent; (ii) inchoate or statutory Encumbrances of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the MTI Assets, provided that such Encumbrances are related to obligations not due or delinquent and in respect of which adequate holdbacks are being maintained as required by Applicable Law; (iii)    the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of MTI, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; and (iv) Encumbrances listed in the MTI Disclosure Letter;

(hhhh)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government, Governmental Entity or other entity;

(iv)	“Principal MTI Shareholders” means Fahar Merchant and Rosemina Merchant;

(jjjj)

“Public Record” means all information filed by or on behalf of A2 with the Securities Authorities and accessible on SEDAR, and any other information filed by or on behalf of A2 with any Securities Authorities in compliance, or intended compliance with Securities Laws;

(kkkk)	“Qualifying Transaction” means the indirect acquisition by A2 of all of the MTI Securities pursuant to this Agreement;

(llll)

“Registered MTI IP” means all MTI IP that is the subject of registration with a national intellectual property office (including, without limitation, the CIPO and the USPTO) for Intellectual Property, or applications for such registration with a national intellectual property office;

(mmmm)	“Registrar” means the Registrar of Corporations appointed pursuant to Section 400 of the BCBCA;

(nnnn)

“Regulatory Authority” means the statutory or governmental bodies authorized under Applicable Laws to protect and promote public health through regulation and supervision of therapeutic drug candidates intended for use in humans, including, without limitation, the FDA and Health Canada;

(oooo)	“Securities Authorities” means the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof;

(pppp)	“Securities Laws” means any applicable Canadian provincial securities laws and any other applicable securities law;

(qqqq)	“SubCo” means 1102209 B.C. LTD., a corporation incorporated under the laws of the Province of British Columbia;

(rrrr)	“Subsidiary” means, when used to indicate a relationship with another body corporate,

(i)

a body corporate which is controlled by: (A) that other; or (B) that other and one or more bodies corporate, each of which is controlled by that other; or (C) two or more bodies corporate each of which is controlled by that other; or

(ii)	a subsidiary of a body corporate that is the other’s subsidiary;

(ssss)

“Support Agreements” means agreements among A2, SubCo and each of the Principal MTI Shareholders in the form attached hereto as Schedule C pursuant to which the Principal MTI Shareholders agree to, among other things, vote the MTI Shares beneficially owned or controlled by the Principal MTI Shareholders in favour of the Amalgamation and to otherwise support the Amalgamation, as provided therein;

(tttt)	“Tax Act” means the Income Tax Act (Canada), RSC 1985 c1 (5th supp), as amended, including the regulations promulgated thereunder;

(uuuu)	“TSXV” means the TSX Venture Exchange Inc.;

(vvvv)	“USPTO” means the United States Patent and Trademark Office;

(wwww)“U.S.	Person” has the meaning as set forth in Regulation S under the U.S. Securities Act; and

(xxxx)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.2	The following Schedules are included and form part of this Agreement:

Schedule A – Articles of Amalco

Schedule B – MTI Special Resolution

Schedule C - Support Agreement

Schedule D – Amalgamation Application

ARTICLE 2

INTERPRETATION

2.1    The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

2.2    Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph, clause, subclause or schedule by number or letter or both refer to the article, section, subsection, paragraph, clause, subclause or schedule, respectively, bearing that designation in this Agreement.

2.3    In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders.

2.4    In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

2.5    References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

2.6    Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

2.7    All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other Applicable Laws affecting creditors rights generally, and the discretionary nature of certain remedies (including specific performance and injunctive relief).

2.8    All references to the date of this Agreement, “the date hereof” or similar expressions or references shall mean the date hereof, except as is expressly provided herein.

2.9    Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of MTI or A2, as applicable, it refers to the actual knowledge of the Chief Executive Officer in respect of MTI and the actual knowledge of the President and Chief Executive Officer in respect of A2, in each case after reasonable inquiry and in each case in their capacity as officers of MTI or A2 and not in their personal capacity, as of the date of this Agreement and does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge.

ARTICLE 3

AMALGAMATION OF MTI AND SUBCO

3.1    General. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable commercial efforts prior to the Effective Date to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to complete the transactions contemplated by this Agreement and the Amalgamation.

3.2    Steps to be taken by MTI.

(a)

MTI covenants in favour of A2 that MTI shall, as soon as reasonably practicable and in any event on or before February 28, 2017, lawfully convene and hold the MTI Meeting for the purpose of considering the MTI Special Resolution (and for such other purposes as may be approved in writing by A2).

(b)	MTI covenants in favour of A2 that MTI shall assist A2 in complying with TSXV Policy 2.4 so that the Amalgamation will be accepted as the “Qualifying Transaction” of A2 pursuant to such policy.

(c)

Subject to obtaining the approval of the MTI Shareholders to the Amalgamation, MTI agrees that it shall, with the co-operation and participation of A2, use reasonable commercial efforts to file with the Registrar of the Articles of Amalgamation to be made effective at 12:01 (a.m.) British Columbia time on the Effective Date, and obtain a Certificate of Amalgamation in that regard.

(d)

In the event that there is a failure to obtain, or if A2 reasonably anticipates that there will be a failure to obtain, a consent, order or other approval of a Governmental Entity required in connection with the approval of the Amalgamation, then MTI shall, upon the request of A2, use its reasonable commercial efforts to assist A2 to successfully implement and complete any alternative transaction structure that does not have negative financial consequences for either party or its securityholders. In the event that the transaction structure is modified as a result of any event contemplated pursuant to this Section 3.2(d) or otherwise, the relevant provisions of this Agreement shall forthwith be deemed modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to reflect the revised transaction structure and the Parties hereto shall, upon the reasonable request of any party hereto, execute and deliver an agreement in writing giving effect to and evidencing such amendments as may be reasonably required as a result of such modifications.

3.3    Steps to be taken by A2.

(a)	A2 covenants in favour of MTI that:

(i)	A2 shall comply with TSXV Policy 2.4 so that the Amalgamation will be accepted as the “Qualifying Transaction” of A2 pursuant to such policy; and

(ii)

A2 shall comply with TSXV policies so that on the Effective Date, the A2 Shares issuable in connection with the transactions contemplated herein are accepted for listing by the TSXV pursuant to such policies;

(b)

A2 agrees that, on the Effective Date and subject to the satisfaction or waiver of the conditions herein contained in favour of A2, A2 shall provide to its transfer agent an irrevocable direction to issue the maximum number of A2 Shares issuable pursuant to the Amalgamation so as to permit the issuance of the A2 Shares to MTI Shareholders as contemplated herein;

(c)

Subject to the satisfaction or waiver of the conditions herein contained in favour of A2, A2 agrees that it shall, with the co-operation and participation of MTI, use its commercially reasonable efforts to make such arrangements with the Registrar as may be necessary or desirable to permit:

(i)	the filing with the Registrar of the Amalgamation Application to be made effective at the Effective Time (and in any event, on or before February 28, 2017); and

(ii)	the obtaining of the Certificate of Amalgamation in that regard.

3.4    Implementation. SubCo and MTI agree to complete the Amalgamation pursuant to Division 3 of Part 9 of the BCBCA and to continue as one corporation as a Subsidiary of A2 upon the following terms and conditions:

(a)	the name of Amalco shall be “Medicenna Therapeutics Inc.” or such other name as selected by the board of directors of Amalco;

(b)	the registered office of Amalco shall be located at the registered office of MTI immediately prior to the Effective Time;

(c)	the articles of Amalco shall be substantially in the form set forth in Schedule A;

(d)	the minimum number of directors of Amalco shall be one and the maximum number of directors of Amalco shall be seven;

(e)	the directors of Amalco shall be as follows:

Name of Director	Registered Address
Fahar Merchant	439 Helmcken Street, Vancouver, BC V6B 2E6
Rosemina Merchant	439 Helmcken Street, Vancouver, BC V6B 2E6
Andrew Strong	439 Helmcken Street, Vancouver, BC V6B 2E6
Chandrakant Panchal	439 Helmcken Street, Vancouver, BC V6B 2E6
Albert Beraldo	439 Helmcken Street, Vancouver, BC V6B 2E6

and such persons shall hold office until the first annual or general meeting of the shareholders of Amalco or until their successors are duly appointed or elected. The subsequent directors shall be elected each year thereafter as provided for in the Articles of Amalco. The management and operation of the business and affairs of Amalco shall be under the control of the board of directors as it is constituted from time to time;

(f)	the fiscal year end of Amalco shall be March 31;

(g)	the auditors of Amalco shall be the auditors of MTI or such other auditors as selected by the board of directors of A2 (following completion of the Amalgamation); and

(h)	there shall be no restrictions on the business that Amalco may carry on.

3.5    Effect of Certificate of Amalgamation. On the Effective Date, subject to the BCBCA:

(a)	the Amalgamation and the continuance of SubCo and MTI as one corporation under the terms and conditions prescribed in this Agreement shall be effective;

(b)	the property of each of SubCo and MTI shall continue to be the property of Amalco;

(c)	Amalco shall continue to be liable for the obligations of each of SubCo and MTI;

(d)	any existing cause of action, claim or liability to prosecution with respect to either or both or all of SubCo and MTI shall be unaffected;

(e)	any civil, criminal or administrative action or proceeding pending by or against any of SubCo and MTI may be continued to be prosecuted by or against Amalco;

(f)	any conviction against, or ruling, order or judgment in favour of or against, any of SubCo and MTI may be enforced by or against Amalco; and

(g)

the Notice of Articles contained in the Amalgamation Application shall be deemed to be the Notice of Articles of Amalco and the Certificate of Amalgamation shall be deemed to be the Certificate of Incorporation of Amalco.

3.6    General Effects of the Amalgamation. On the Effective Date:

(a)

subject to Subsection 3.6(c), Section 3.8 and Section 3.10, each MTI Shareholder (other than MTI Shares held by Dissenting Shareholders) shall receive that number of fully paid and non- assessable A2 Shares equal to the product determined by multiplying the number of MTI Shares held by such MTI Shareholder by the Exchange Ratio, following which all such MTI Shares shall be cancelled;

(b)	A2 shall receive one (1) fully paid and non-assessable Amalco common share for each one (1) SubCo common share held by A2, following which all such SubCo common shares shall be cancelled;

(c)

no fractional A2 Shares shall be issued to holders of MTI Shares; in lieu of any fractional entitlement, the number of A2 Shares issued to each former MTI Shareholder shall be rounded down to the next lesser whole number of A2 Shares and, in calculating such fractional interests, all A2 Shares registered in the name of or beneficially held by such MTI Shareholder or their nominee shall be aggregated;

(d)

A2 shall add an amount to the paid-up capital maintained in respect of the A2 Shares equal to the aggregate paid-up capital for income tax purposes of the MTI Shares immediately prior to the Effective Time (less the paid-up capital of any MTI Shares held by Dissenting Shareholders who do not exchange their MTI Shares for A2 Shares pursuant to the Amalgamation); and

(e)

Amalco shall add an amount to the paid-up capital maintained in respect of the Amalco common shares such that the paid-up capital of the Amalco common shares shall be equal to the aggregate paid-up capital for income tax purposes of the SubCo common shares and MTI Shares immediately prior to the Effective Time.

3.7    Amalgamation Application and Filing. Subject to the provisions hereof, A2 and MTI will jointly file, with the Registrar, the Amalgamation Application and such other documents as may be required by the BCBCA to give effect to the Amalgamation as contemplated herein on or before February 28, 2017 or such later date as may be agreed to by the Parties.

3.8    Share Certificates. On the Effective Date:

(a)	the register of transfers of MTI Shares shall be closed;

(b)

subject to Section 3.6, the MTI Shareholders shall cease to be holders of MTI Shares and shall be deemed to be the registered holders of the A2 Shares to which they are entitled, calculated in accordance with the provisions hereof;

(c)

certificates representing A2 Shares issuable to each MTI Shareholder pursuant to the Amalgamation will be issued on the Effective Date and mailed to the MTI Shareholders, as soon as practicable, but in any event no later than three (3) Business Days, following the Effective Date;

(d)

A2, as the registered holder of SubCo common shares, shall cease to be the holder of SubCo common shares and shall be deemed to be the registered holder of the Amalco common shares in accordance with the provisions hereof and may surrender the certificates representing SubCo common shares and, upon such surrender, shall be entitled to receive a share certificate representing the number of Amalco common shares to which it is entitled to calculated in accordance with the provisions hereof; and

(e)	any share certificate formerly representing MTI Shares shall cease to represent a right or claim of any kind or nature whatsoever.

3.9    Subject to the conditions in ARTICLE 4 and ARTICLE 5, A2 covenants that on the Effective Date it will issue the A2 Shares to MTI Shareholders as specified in this ARTICLE 3.

3.10    MTI Special Warrants and MTI Subscription Receipts.

(a)

It is acknowledged and agreed that the MTI Special Warrants will be automatically exercised into MTI Shares immediately prior to the Effective Date. In the event that the Effective Date occurs on or before March 3, 2016, each MTI Special Warrant will entitle the holder thereof, without any further action on the part of the holder and for no additional consideration, to acquire one MTI Share. Notwithstanding the foregoing, if the Effective Date has not occurred on or prior to March 3, 2017, each outstanding MTI Special Warrant will, on deemed exercise, entitle the holder to acquire 1.333 MTI Shares in lieu of one MTI Share without further payment on the part of such holder. Each MTI Share issued on the automatic exercise of the MTI Special Warrants will then be exchanged on the Effective Date for A2 Shares at the Exchange Ratio.

(b)

It is further acknowledged and agreed that, assuming all applicable escrow release conditions are met or waived, each MTI Subscription Receipt will be automatically exercised into one MTI Share immediately prior to the Effective Date, without any further action on the part of the holder and for no additional consideration. Each MTI Share issued on the automatic exercise of the MTI Subscription Receipts will then be exchanged on the Effective Date for A2 Shares at the Exchange Ratio.

3.11    Dissenting Shareholders.

(a)

Each registered MTI Shareholder may exercise Dissent Rights in connection with the Amalgamation pursuant to and in the manner set forth in section 238 of the BCBCA. MTI shall give A2 (i) prompt notice of any written notices of exercise of Dissent Rights, withdrawals of such notices, and any other instruments served pursuant to the BCBCA and received by MTI; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of A2, except as required by Applicable Law, MTI shall not make any payment with respect to any such rights or offer to settle or settle any such rights.

(b)

MTI Shares which are held by a Dissenting Shareholder shall not be converted as prescribed by Section 3.6. However, if a Dissenting Shareholder fails to perfect or effectively withdraw its claim under section 238 of the BCBCA or forfeits its right to make a claim under section 238 of the BCBCA or if its rights as a MTI Shareholder are otherwise reinstated, such MTI Shareholder’s shares shall thereupon be deemed to have been converted as of the Effective Date as prescribed by Section 3.6.

3.12    Filing Statement. As promptly as practical following the execution of this Agreement, and in compliance with Applicable Laws (including Securities Laws) and the policies of the TSXV:

(a)

A2 and MTI shall cooperate in the preparation of the Filing Statement and the filing of such Filing Statement with the applicable regulatory authorities not later than seven Business Days prior to the Effective Date (unless abridged by the TSXV);

(b)

MTI and A2 each shall use all reasonable commercial efforts to expeditiously and in a timely manner furnish the information required by each Party to be included in the Filing Statement and each Party shall have had the reasonable opportunity to review and comment on the all such information. The information to be provided by each of A2 and MTI for use in the Filing Statement shall not contain any Misrepresentation;

(c)

if, at any time before the Effective Date, either Party becomes aware that the Filing Statement contains a Misrepresentation or otherwise requires an amendment or supplement, such Party shall notify the other Parties and the Parties shall co-operate in the preparation and filing of any amendment or supplement to the Filing Statement as required or as appropriate;

(d)

MTI shall indemnify and save harmless A2 and the directors, officers and agents of MTI from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which A2, or any director, officer or agent thereof, may be subject or which A2, or any director, officer or agent thereof, may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of any Misrepresentation or alleged Misrepresentation in the Filing Statement (other than arising solely from any Misrepresentation or alleged Misrepresentation in the A2 Information, or the negligence of A2);

(e)

A2 shall indemnify and save harmless MTI and the directors, officers and agents of A2 from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which MTI, or any director, officer or agent thereof, may be subject or which MTI, or any director, officer or agent thereof, may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of any Misrepresentation or alleged Misrepresentation in the Filing Statement (other than arising solely from any Misrepresentation or alleged Misrepresentation in the MTI Information, or the negligence of MTI);

3.13    Support Agreement. Each of the Principal MTI Shareholders shall have entered into the Support Agreement prior to or concurrently with the execution of this Agreement.

3.14    MTI Warrants. The Parties agree, subject to all required regulatory approvals, that pursuant to the terms of the certificates (“Warrant Certificates”) governing the MTI Warrants, holders of MTI Warrants shall, following consummation of the Amalgamation, be entitled to receive, subject to the terms and conditions set forth in the Warrant Certificates, one (1) A2 Share (on a post-Consolidation basis) in lieu of each one (1) MTI Share that would otherwise be issued pursuant to the terms of the Warrant Certificates (or, if required, amend any outstanding MTI Warrants to give effect to this Section 3.14).

3.15    MTI Options. The Parties agree, subject to all required regulatory approvals, that pursuant to the terms of the agreement governing the MTI Options, holders of MTI Options shall, following consummation of the Amalgamation, be entitled to receive replacement stock options (to be governed by the A2 Option Plan) to acquire A2 Shares (on a post-Consolidation basis) in accordance with the Exchange Ratio.

ARTICLE 4

CLOSING CONDITIONS OF MTI

4.1    The obligation of MTI to complete the transactions contemplated herein is subject to the fulfilment by A2 and Subco, as applicable, of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)

the representations and warranties made by each of A2 and SubCo in Section 8.1 shall be true in all Material respects as of the Effective Date as if made on and as of such date (except for representations and warranties which refer to another date, which shall be true as of that date), and A2 shall have provided to MTI a certificate of one officer of A2 certifying as to such matters on the Effective Date and MTI shall have no actual knowledge to the contrary;

(b)

each of A2 and SubCo shall have complied in all Material respects with their respective covenants in this Agreement and A2 shall have provided to MTI a certificate of an officer of A2 certifying as to such compliance as of the Effective Date and MTI shall have no actual knowledge to the contrary;

(c)	before giving effect to the transactions contemplated herein, there shall have been no Material Adverse Change in respect of A2 and SubCo since the date hereof;

(d)	A2 shall have furnished MTI with:

(i)

certified copies of the resolutions duly passed by the board of directors of A2 and SubCo, as applicable, approving this Agreement and the consummation of the transactions contemplated herein (including the Consolidation and the Name Change);

(ii)

certified copies of the resolutions duly passed by the board of directors of A2 conditionally allotting the aggregate number of A2 Shares that may be required to be issued in accordance with the terms of this Agreement upon the Amalgamation taking effect;

(iii)	certified copy of a resolution passed by the sole shareholder of SubCo approving the Amalgamation in accordance with the terms hereof; and

(iv)	certified copies of the special resolutions of the A2 Shareholders authorizing the Consolidation and the Name Change and any other ancillary matters;

(e)

the A2 Shares to be delivered pursuant to the Amalgamation shall have been approved for issuance and A2 shall deliver such securities, to the MTI Shareholders who are entitled to receive such consideration in accordance with Section 3.8 upon completion of the Amalgamation;

(f)

each director and officer of A2 shall have provided their written resignation as a director and/or officer, as applicable, effective on or before the Effective Date, together with a release (satisfactory to MTI, acting reasonably) in favour of MTI;

(g)	Fahar Merchant (Chairman), Albert Beraldo, Chandrakant Panchal, Andrew Strong and Rosemina Merchant shall have been appointed as directors of A2 as provided for in the Filing Statement;

(h)

A2 shall have working capital of not less than $725,000 at the Effective Time less the costs reasonably incurred by A2 with respect to the Amalgamation and other general and administrative costs, which costs shall not exceed $175,000 in the aggregate;

(i)

there shall be no action taken under any Applicable Law, that will, in the sole judgement of MTI, acting reasonably, impose any Material limitations on the ability of the Parties to complete the Amalgamation and the transactions contemplated by this Agreement or would result in a Material Adverse Effect on A2;

(j)

the A2 Shares to be delivered pursuant to the Amalgamation shall be issued as fully paid and non- assessable common shares in the capital of A2, free and clear of any and all Encumbrances, except those pursuant to any relevant TSXV policies or applicable Securities Laws;

(k)	the Consolidation shall have been completed;

(l)	the Name Change shall have been completed; and

(m)	each of A2 and Subco shall have furnished such other customary closing documents as may be requested by MTI, acting reasonably.

The foregoing conditions precedent are for the benefit of MTI and may be waived, in whole or in part, by MTI in writing at any time. If any of the said conditions precedent shall not be complied with or waived by MTI on or before the date required for the performance thereof, MTI may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice from MTI to A2 pursuant to ARTICLE 11. The conditions set out in this ARTICLE 4 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, the Amalgamation Application and Articles are filed under the BCBCA to give effect to the Amalgamation.

ARTICLE 5

CLOSING CONDITIONS OF A2

5.1    The obligation of A2 to complete the transactions contemplated herein is subject to fulfilment by MTI of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)

the representations and warranties made by MTI in Section 7.1 shall be true in all Material respects as of the Effective Date as if made on and as of such date (except for representations and warranties which refer to another date, which shall be true as of that date) and MTI shall have provided to A2 a certificate of one officer of MTI certifying as to such matters on the Effective Date and A2 shall have no knowledge to the contrary;

(b)

MTI shall have complied in all Material respects with its covenants in this Agreement and MTI shall have provided to A2 a certificate of an officer certifying as to such compliance as of the Effective Date;

(c)	before giving effect to the transactions contemplated by this Agreement, there shall have been no Material Adverse Change in respect of MTI or the Business since the date hereof;

(d)	MTI shall have furnished A2 with:

(i)

certified copies of the resolutions duly passed by the board of directors of MTI approving this Agreement and the consummation of the transactions contemplated hereby and directing the submission of the Amalgamation for approval by MTI Shareholders and recommending that MTI Shareholders vote in favour of the Amalgamation; and

(ii)	certified copies of the MTI Special Resolution, duly passed by not less than 66 2/3% of the votes cast by MTI Shareholders at the MTI Meeting;

(e)

there shall be no action taken under any Applicable Law that will, in the sole judgement of A2, acting reasonably, impose any Material limitations on the ability of the Parties to complete the Amalgamation and the transactions contemplated by this Agreement or would result in a Material Adverse Effect on MTI;

(f)

A2 shall be satisfied, acting reasonably, that the A2 Shares issuable to MTI Shareholders that are U.S. persons shall be issuable in accordance with Applicable Laws and in accordance with transactions that do not require registration under the U.S. Securities Act or applicable state Securities Laws; and

(g)	MTI shall have furnished such other customary closing documents as may be requested by A2, acting reasonably.

The foregoing conditions precedent are for the benefit of A2 and may be waived, in whole or in part, by A2 in writing at any time. If any of the said conditions precedent shall not be complied with or waived by A2 on or before the date required for the performance thereof, A2 may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice to MTI, pursuant to ARTICLE 11. The conditions set out in this ARTICLE 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, the Amalgamation Application and Articles are filed under the BCBCA to give effect to the Amalgamation.

ARTICLE 6

MUTUAL CLOSING CONDITIONS

6.1    The obligations of A2, MTI and SubCo to complete the transactions contemplated herein are subject to fulfilment by A2, MTI and Subco, as applicable, of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)	the Filing Statement shall have been approved by the TSXV;

(b)

the MTI Special Resolution approving the Amalgamation shall have been passed by MTI Shareholders on or before February 28, 2017, in form and substance satisfactory to each of A2 and MTI, acting reasonably;

(c)	the Amalgamation Application filed with the Registrar shall be in form and substance satisfactory to each of A2 and MTI, acting reasonably;

(d)

the Amalgamation shall have been conditionally approved by the TSXV and the TSXV shall have conditionally approved for listing all of the A2 Shares issuable to MTI Shareholders pursuant to the Amalgamation on or before February 28, 2017;

(e)	the Effective Date shall have occurred on or prior to February 28, 2017;

(f)	there shall be no action taken under any existing Applicable Law that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions contemplated herein; or

(ii)	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein; and

(g)

MTI, SubCo and A2 shall have obtained all consents, waivers, approvals and authorizations (including, without limitation, all stock exchange, securities commission and other regulatory approvals) required or necessary in connection with the transactions contemplated herein on terms and conditions reasonably satisfactory to MTI and A2.

The foregoing conditions are for the mutual benefit of A2, MTI and SubCo and may be waived, in whole or in part, by A2, MTI and SubCo together, at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the performance thereof, A2, MTI and SubCo may, in addition to the other remedies it may have at law or in equity, rescind and terminate this Agreement by written notice to the Other Party, pursuant to ARTICLE 11. The conditions set out in this ARTICLE 6 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, the Amalgamation Application and Articles are filed under the BCBCA to give effect to the Amalgamation.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF MTI

7.1    MTI represents and warrants to A2 and SubCo that:

(a)

MTI is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was incorporated, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and MTI has all requisite power and authority to enter into each of this Agreement, and to carry out its obligations hereunder and thereunder;

(b)

MTI does not beneficially own or exercise control or direction over 10% or more of the outstanding voting shares of any company other than the Subsidiaries, each of which is wholly- owned by MTI, and all of the issued and outstanding shares of the Subsidiaries are issued as fully paid and non-assessable shares, free and clear of all Encumbrances (other than Permitted Encumbrances) and no person, firm or corporation has any agreement, option, right or privilege (whether present or future, contingent or absolute, pre-emptive or contractual) capable of becoming an agreement, for the purchase from MTI or the Subsidiaries of any interest in any of the shares of the Subsidiaries or for the issue or allotment of any unissued shares in the capital of the Subsidiaries or any other security convertible into or exchangeable for any such shares of the Subsidiaries;

(c)

each MTI Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was incorporated, has all requisite corporate power and authority and is duly qualified and holds all necessary permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up;

(d)

neither MTI nor any of the Subsidiaries is (A) in default or in breach of the constating documents or resolutions of its directors or shareholders or (B) in default of any material obligations under any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease including the CPRIT Agreement or other document to which MTI or any MTI Subsidiary is a party or by which MTI or any MTI Subsidiary is bound. For greater certainty the CPRIT Agreement is in full force and effect in accordance with its terms and no further action on the part of MTI is required in respect of the execution of the CPRIT Agreement;

(e)

neither MTI nor any MTI Subsidiary has approved, is contemplating, or has entered into any agreement in respect of, and neither MTI nor any MTI Subsidiary has any knowledge of: (A) the purchase of any property material to MTI or the MTI Subsidiary or assets or any interest therein or the sale, transfer or other disposition of any property of MTI or the MTI Subsidiary or assets or any interest therein currently owned, directly or indirectly, by MTI or the MTI Subsidiary whether by asset sale, transfer or sale of shares or otherwise; or (B) the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of MTI or the MTI Subsidiary) of MTI or any MTI Subsidiary;

(f)

the MTI Financial Statements have been prepared in accordance with IFRS and consistently applied throughout the period referred to therein, contain no misrepresentation and present fully, fairly and correctly, in all material respects, the financial condition of MTI as at the dates thereof and the results of the operations and the changes in the financial position of MTI for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of MTI and there has been no change in accounting policies or practices of MTI since March 31, 2016, other than as required by IFRS or as disclosed in the Financial Statements;

(g)

all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by MTI and the Subsidiaries have been paid, except where the failure to pay such Taxes would not adversely affect MTI or its Subsidiaries in any material respect. MTI and the Subsidiaries have each deducted or withheld and remitted all Taxes to applicable governmental authorities as required. All tax returns, declarations, remittances and filings required to be filed by each of MTI and the Subsidiaries will be filed prior to the Effective Date, with all appropriate governmental authorities and all such returns, declarations, remittances and filings when filed will be complete and accurate and no material fact or facts will have been omitted therefrom which would make any of them misleading. The provisions for Taxes shown on the Financial Statements are sufficient for the payment of all accrued and unpaid Taxes for all periods up to the end of the most recent financial period addressed in the Financial Statements. To the best of MTI’s knowledge, no examination of any tax return of MTI or the Subsidiaries is currently in progress and there are no issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by MTI or the Subsidiaries, in each case, except where the failure to pay such Taxes would not adversely affect MTI or its Subsidiaries in any material respect;

(h)

except as set forth in Section 7.1(h) of the MTI Disclosure Letter, no person is entitled to any pre- emptive or any similar rights to subscribe for any MTI Shares or other securities of MTI and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares in the capital of MTI or the Subsidiaries;

(i)

to the knowledge of MTI, no legal or governmental proceedings or inquiries are pending to which MTI or any MTI Subsidiary is a party or to which their respective properties are subject that would result in the revocation or modification of any MTI Material Contract or any Material order, certificate, right, authority, permit or license necessary to conduct the business now owned or operated by MTI or the Subsidiaries and no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to MTI or the Subsidiaries or with respect to their respective properties;

(j)

MTI or one of its Subsidiaries, as applicable, owns or has the right to use under license, sub- license or otherwise all Intellectual Property used by MTI or the Subsidiaries in their respective businesses;

(k)	MTI owns or has the right to full use of all MTI Assets owned or used in the Business (other than any Licensed IP) free and clear of any Encumbrances other than Permitted Encumbrances;

(l)

the authorized capital of MTI consists only of an unlimited number of MTI Shares, as at the close of business on the Business Day immediately preceding the date hereof, 16,249,999 MTI Shares were issued and outstanding as fully paid and non-assessable shares in the capital of MTI. There is sufficient authorized capital for the issuance of all MTI Shares issuable on conversion of all Securities contemplated hereby and all outstanding convertible securities of MTI;

(m)	neither MTI nor any MTI Subsidiary has made any loans to or guaranteed the obligations of any person;

(n)

with respect to each premises of MTI and the Subsidiaries which is material to each of MTI and the Subsidiaries and which each of MTI or any MTI Subsidiary occupies as tenant (each, a “Leased Premise”), each of MTI and the Subsidiaries occupies its respective Leased Premises and has the exclusive right to occupy and use such Leased Premises and each of the leases pursuant to which MTI or any MTI Subsidiary occupies its respective Leased Premises is in good standing and in full force and effect;

(o)

each of MTI and the Subsidiaries is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and neither MTI nor any MTI Subsidiary has or is engaged in any unfair labour practice;

(p)

except as disclosed in the Financial Statements, none of the directors, officers or employees of MTI or any MTI Subsidiary or any associate or affiliate of any of the foregoing had or has any interest, direct or indirect, in any transaction or any proposed transaction with MTI or any MTI Subsidiary;

(q)

there have not been and there are not currently any material disagreements with any employee or employees of MTI or any MTI Subsidiary which are adversely affecting or could adversely affect the business of MTI or any MTI Subsidiary;

(r)

the minute books and records of each of MTI and the Subsidiaries made available to A2 Counsel in connection with its due diligence investigation of MTI and the Subsidiaries for the periods from each of MTI’s and each MTI Subsidiary’s date of incorporation to the date hereof are all of the minute books and records of MTI and the Subsidiaries, respectively, and contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of MTI and the Subsidiaries to the date of review of such corporate records and minute books and there have been no other material meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of MTI or the Subsidiaries to the date hereof not reflected in such minute books and other records, other than those which have been disclosed in writing to A2;

(s)

in connection with the ownership, use, maintenance or operation of their properties and assets, including the Leased Premises, neither MTI nor any MTI Subsidiary has been in violation of any Applicable Laws relating to environmental, health or safety matters (collectively the “Environmental Laws”);

(t)

without limiting the generality of subsection (s) immediately above, MTI does not have any knowledge of, and has not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect MTI or any MTI Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws; to MTI’s knowledge, there are no facts which could give rise to any such claim or judicial or administrative proceeding; to the best of MTI’s knowledge, neither MTI nor any MTI Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any Governmental Entity to determine whether any material violation of any Environmental Laws has occurred or is occurring or whether any material remedial action is needed in connection with a release of any contaminant into the environment;

(u)

there are no orders, rulings or directives issued, pending or, to the best of MTI’s knowledge, threatened against MTI or any MTI Subsidiary under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of MTI or any MTI Subsidiary (including the Leased Premises);

(v)

MTI and the Subsidiaries are the sole legal and beneficial owners of, have good and marketable title to, and own all right, title and interest in and to all MTI IP free and clear of all Encumbrances (other than Permitted Encumbrances), and MTI has no knowledge of any claim of adverse ownership in respect thereof. Except as set forth in Section 7.1(v) of the MTI Disclosure Letter, no consent of any person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any MTI IP and none of MTI IP comprises an improvement to Licensed IP that would give any person any rights to MTI IP, including, without limitation, rights to license MTI IP. Each of MTI and the Subsidiaries has a valid and enforceable right to the Licensed IP used or held for use in the business of each of MTI and the Subsidiaries;

(w)

neither MTI nor any MTI Subsidiary has received any notice or claim (whether written, oral or otherwise) challenging either MTI’s or the Subsidiaries’ ownership or right to use any of MTI IP or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor, to the knowledge of MTI, is there a reasonable basis for any claim that any person other than MTI or the Subsidiaries has any claim of legal or beneficial ownership or other claim or interest in any of MTI IP;

(x)

except as set forth in Section 7.1(v) of the MTI Disclosure Letter, all applications for registration of any Registered MTI IP are in good standing, are recorded in the name of MTI or the Subsidiaries and have been filed in a timely manner in the appropriate offices to preserve the rights thereto and, in the case of a provisional application, MTI confirms that all right, title and interest in and to the invention(s) disclosed in such application(s) have been or as of the Closing Date or Additional Closing Dates will be assigned in writing (without any express right to revoke such assignment) to MTI or the Subsidiaries. To the knowledge of MTI, there has been no public disclosure, sale or offer for sale of any MTI IP anywhere in the world that may prevent the valid issue of all available Intellectual Property rights in such MTI IP. All prior art or other information has been disclosed to the appropriate offices as required in accordance with Applicable IP Laws in the jurisdictions where the applications are pending;

(y)

to the knowledge of MTI, the conduct of the business of each of MTI and the Subsidiaries (including, without limitation, the use or other exploitation of MTI IP by each of MTI and the Subsidiaries or other licensees) has not infringed, violated or misappropriated any Intellectual Property right of any person;

(z)

neither MTI nor any MTI Subsidiary is a party to any action or proceeding, nor, to the knowledge of MTI, is or has any action or proceeding been threatened that alleges that any current or proposed conduct of the business of each of MTI and the Subsidiaries (including, without limitation, the use or other exploitation of any MTI IP by MTI or the Subsidiaries or any customers, distributors or other licensees) has or will infringe, violate or misappropriate any Intellectual Property right of any person;

(aa)	to the knowledge of MTI, no person has interfered with, infringed upon, misappropriated, illegally exported, or violated any of MTI’s or the Subsidiaries’ rights in MTI IP;

(bb)

except as set out in Section 71.(v) of the MTI Disclosure, MTI has entered into valid and enforceable written agreements pursuant to which MTI has been granted all licenses and permissions to use, reproduce, sub license, sell, modify, update, enhance or otherwise exploit the Licensed IP to the extent required to operate all aspects of the business of MTI currently conducted (including, if required, the right to incorporate such Licensed IP into MTI IP). All license agreements in respect of the Licensed IP are in full force and effect, and neither MTI nor, to the knowledge of MTI, any other person is in default of its obligations thereunder;

(cc)

to the extent that any of MTI IP is licensed or disclosed to any person or any person has access to such MTI IP (including, without limitation, any employee, officer, shareholder or consultant of MTI or the MTI Subsidiary), each of MTI and the MTI Subsidiary has entered into a valid and enforceable agreement which contains standard terms and conditions with respect to the prohibited use and disclosure of such MTI IP. Where such agreements have not expired or have not been terminated, in each case in accordance with their respective terms, all such agreements are in full force and effect, and neither MTI nor the MTI Subsidiary nor, to the knowledge of MTI, any other person is in default of its obligations thereunder;

(dd)	each of MTI and the Subsidiaries has taken all actions that are contractually obligated to be taken and all actions that are customary and reasonable to protect the confidentiality of MTI IP;

(ee)

to the knowledge of MTI, it is not, and will not be, necessary for MTI or the Subsidiaries to utilize any Intellectual Property owned by or in possession of any of their employees (or people MTI or the MTI Subsidiary currently intends to hire) made prior to their employment with MTI or the Subsidiaries in a manner that is in violation of the rights of such employee or any of his or her prior employers;

(ff)	neither MTI nor any MTI Subsidiary has received any advice or any opinion that any of MTI IP is invalid or unregistrable or unenforceable, in whole or in part;

(gg)

except for the grant provided to MTI under the CPRIT Agreement, which grant may be repayable to CPRIT in the event MTI fails to comply with the terms and conditions of the CPRIT Agreement, neither MTI nor any MTI Subsidiary has received any grant relating to research and development which is subject to repayment in whole or in part or to conversion to debt upon sale of any securities of MTI or any MTI Subsidiary or which may affect the right of ownership of MTI or any MTI Subsidiary in MTI IP;

(hh)

each of MTI and the Subsidiaries has and enforces a policy requiring each employee and consultant to execute a non-disclosure agreement substantially in the forms provided to A2 and A2 Counsel, and all current employees and consultants of each of MTI and the Subsidiaries have executed such agreement and, to the knowledge of MTI, all past employees and consultants of each of MTI and the Subsidiaries have executed such agreement;

(ii)

all of the present and past employees of MTI and the Subsidiaries, and all of the present and past consultants, contractors and agents of MTI and the Subsidiaries performing services relating to the development or modification of MTI IP, have entered into a written agreement assigning to MTI and the Subsidiaries, as applicable, all right, title and interest in and to all such Intellectual Property;

(jj)	any and all fees or payments required to keep MTI IP and the Licensed IP in force or in effect have been paid;

(kk)

to the knowledge of MTI, there is no claim of infringement or breach by MTI or any MTI Subsidiary of any industrial or Intellectual Property rights of any other person, nor has MTI or any MTI Subsidiary received any notice or threat from any such third party, nor does MTI have knowledge that the use of the business names, trademarks, service marks and other industrial or Intellectual Property of MTI or any MTI Subsidiary infringes upon or breaches any industrial or Intellectual Property rights of any other person;

(ll)

there are no Intellectual Property disputes, settlement negotiations, settlement agreements or communications relating to the foregoing between MTI or the MTI Subsidiary and any other persons relating to or potentially relating to the business of MTI or the Subsidiaries, which have not been resolved;

(mm)

each of MTI and the MTI Subsidiary has conducted and is conducting its business in compliance in all material respects with all Applicable IP Laws of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws;

(nn)

MTI does not have knowledge of any reason as a result of which it or any MTI Subsidiary is not entitled to make use of and commercially exploit MTI IP. With respect to each license or agreement by which MTI or any MTI Subsidiary has obtained the rights to exploit, in any way, the Licensed IP rights of any other person or by which MTI or any MTI Subsidiary has granted to any third party the right to so exploit such Licensed IP;

(oo)

such license or agreement is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, except to the extent that enforceability may be limited by: (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; or (B) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and represents the entire agreement between the parties thereto with respect to the subject matter thereof, and no event of default has occurred and is continuing under any such license or agreement;

(pp)

(A) neither MTI nor any MTI Subsidiary has received any notice of termination or cancellation under such license or agreement, and no party thereto has any right of termination or cancellation thereunder except in accordance with its terms; (B) neither MTI nor any MTI Subsidiary has received any notice of a breach or default under such license or agreement which breach or default has not been cured; and (C) neither MTI nor the MTI Subsidiary has granted to any other person any rights contrary to, or in conflict with, the terms and conditions of such license or agreement; and

(qq)

MTI does not have knowledge of any other party to such license or agreement that is in breach or default thereof, and does not have knowledge of any event that has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or agreement;

(rr)

no litigation, legal or governmental proceedings or inquiries are pending to which MTI or any MTI Subsidiary is a party or to which their respective properties are subject that would result in the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by MTI or any MTI Subsidiary and no such litigation, legal or governmental proceedings or inquiries have been threatened against or, to MTI’s knowledge, are contemplated with respect to MTI or the Subsidiaries or with respect to their respective businesses, assets and/or properties;

(ss)	MTI is not a reporting issuer under applicable Securities Laws in any jurisdiction and has not made any filing or application to become a reporting issuer;

(tt)

MTI maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(uu)

MTI has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of the MTI Shares and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of the MTI Shares or agreed to do so or otherwise effected any return of capital with respect to such shares;

(x)

to the best of MTI’s knowledge it is not aware of any legislation, or proposed legislation (published by a legislative body), which it anticipates will have a Material Adverse Effect on the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of MTI or the Subsidiaries;

(ww)

neither MTI nor any MTI Subsidiary has, and to the knowledge of MTI, no director, officer, agent, employee or other person associated with or acting on behalf of MTI or any MTI Subsidiary has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Corruption of Foreign Officials Act (Canada) or similar legislation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment;

(xx)

all clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by MTI or the Subsidiaries (collectively “Clinical Trials”) have been and are being conducted in accordance with all Applicable Laws where such studies and tests are being conducted, including Applicable Laws administered by Regulatory Authorities. Neither MTI nor any MTI Subsidiary has received any notices or written correspondence from any Regulatory Authority with respect to any Clinical Trial requiring the termination or suspension of such Clinical Trial;

(yy)

the operations of each of MTI and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any government or governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving MTI or the Subsidiaries with respect to the Money Laundering Laws is pending, or to the best of MTI's knowledge threatened;

(zz)

neither MTI nor any MTI Subsidiary has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction; or (ii) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to MTI or the Subsidiaries and their respective operations, and will not use any portion of the gross proceeds, in contravention of such legislation; and

(aaa)

MTI has made available true and complete copies of all contracts that are Material (each, a “MTI Material Contract”) to MTI and to which it is a party. Each MTI Material Contract is a valid and binding obligation of MTI enforceable by or against in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity. MTI has not terminated, cancelled, renewed or modified in any Material respect, any terms or conditions of any MTI Material Contracts and no proposal or discussions with third parties for such termination, cancellation, modification, amendment or waiver is ongoing. Other than the MTI Special Warrants or as set forth in the MTI Disclosure Letter, such agreements do not contain any “change of control” provision, which would be triggered or affected by the transactions contemplated hereby. MTI is not in Material default under any MTI Material Contract and to the knowledge of MTI there exists no default or event of default or event, occurrence, condition or act, which with the giving of notice, lapse of time or the happening of any other event or condition, would become a Material default or event of default by MTI under any such material contract, subject to obtaining any required consents to the “change of control” of MTI arising pursuant to the Amalgamation.

7.2    The representations and warranties of MTI contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Date.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF THE A2 PARTIES

8.1    The A2 Parties jointly and severally represent and warrant to and in favour of MTI as follows and acknowledge that MTI is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)

each A2 Party is duly incorporated, amalgamated or formed, is validly subsisting under the laws of its jurisdiction of incorporation, amalgamation or formation and has the requisite corporate power and capacity to carry on its business as it is now being conducted. Each A2 Party is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary;

(b)

each A2 Party has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; the execution and delivery of this Agreement by each A2 Party and the consummation by such A2 Party of the transactions contemplated hereby have been duly authorized by the boards of director of such A2 Party and no other corporate proceedings on the part of such A2 Party are or will be necessary to authorize this Agreement and the transactions contemplated hereby; this Agreement has been duly executed and delivered by each A2 Party and constitutes the legal, valid and binding obligation thereof enforceable against each such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity;

(c)

neither the execution and delivery of this Agreement by the A2 Parties or the issuance of the A2 securities pursuant to the Amalgamation, the consummation by the A2 Parties of the transactions contemplated hereby nor compliance by the A2 Parties with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any Encumbrance upon any of the properties or assets of the applicable A2 Party under, any of the terms, conditions or provisions of (x) the articles or by-laws or other constating documents of the applicable A2 Party, (y) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which an A2 Party is a party or to which its properties or assets, may be subject or by which such A2 Party is bound, or (z) any Applicable Law; or (ii) subject to compliance with applicable Laws, violate any judgment, ruling, order, writ, injunction, determination, award, decree, ordinance, rule or regulation applicable to the A2 Parties; or (iii) cause a suspension or revocation of any authorization for the consent, approval or license currently in effect;

(d)

no consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity is required by or with respect to the A2 Parties in connection with the execution and delivery of this Agreement by the A2 Parties, the performance of their obligations hereunder or the consummation by the A2 Parties of the transactions contemplated hereby other than: (i) the approval of the Amalgamation as A2’s Qualifying Transaction by the TSXV and the listing of the A2 Shares issuable in connection with the Amalgamation on the TSXV; (ii) the filing of Articles of Amendment to effect the Name Change and the Consolidation; (iii) the filing of the Articles of Amalgamation under the BCBCA and the issuance of a certificate in respect thereof; (iv) such registrations and other actions required under applicable Securities Laws as are contemplated by this Agreement and registrations and applications required as a result of the formation of a new corporation on the Amalgamation; and (v) any filings with the registrar under the BCBCA;

(e)

each A2 Party has conducted and is conducting its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws;

(f)

A2 has authorized share capital of an unlimited number of A2 Shares and as at the Agreement Date, A2 had issued and outstanding: (i) 15,000,000 pre-Consolidation A2 Shares; (ii) 2,000,000 pre-Consolidation A2 Shares issuable pursuant to A2 Options and, except as aforesaid, there are no outstanding shares of A2 or options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by A2 of any shares of A2 (including A2 Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of A2, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of A2; and all outstanding A2 Shares have been duly authorized and are validly issued, as fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights;

(g)

A2 has made all filings required under Applicable Laws (including applicable Securities Laws) with the applicable regulatory authorities (including the applicable Securities Authorities, all such filings have been made in a timely manner, and all such filings and information and statements contained therein and any other information or statements disseminated to the public by A2 or otherwise forming part of the Public Record, were true, correct and complete in all material respects and did not contain any Misrepresentation, as at the date of such information or statements, and A2 has not filed any confidential material change reports which continue to be confidential;

(h)

A2 does not have any subsidiaries other than SubCo and does not beneficially own or exercise control or direction over any voting shares of any company other than SubCo. SubCo was created solely for the purposes of the effecting the Amalgamation, is not a party to any contract and has nominal assets and no liabilities;

(i)

SubCo is authorized to issue an unlimited number of common shares, of which one (1) common share is issued and outstanding on the date hereof and, except as aforesaid, there are no outstanding shares of SubCo or options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by SubCo of any shares of SubCo or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of SubCo, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of SubCo; and all outstanding common shares of SubCo have been duly authorized and are validly issued, as fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights;

(j)

A2 is the registered and beneficial owner of all of the outstanding common shares in SubCo and no person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of SubCo;

(k)

since December 31, 2015: (i) there has been no Material Adverse Change in respect of A2; (ii) A2 has conducted its business only in the ordinary and normal course; and (iii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to A2 has been incurred other than in the ordinary and normal course of business;

(l)

the data and information in respect of A2 and its subsidiaries and their assets, liabilities, business and operations (taken as a whole) provided by A2 or its Representatives to MTI or its Representatives was and is accurate and correct in all material respects as at the respective dates thereof and, in respect of any information provided or requested, did not knowingly omit any material data or information necessary to make any data or information provided not misleading as at the respective dates thereof;

(m)

there are no Material actions, suits, proceedings or inquiries, including, to the knowledge of A2, pending or threatened against or affecting A2 or SubCo, at law or in equity, or before or by any Governmental Entity and neither A2 Party is subject to any such action, suit, proceeding or inquiry that would adversely affect the ability of MTI and A2 to consummate the transactions contemplated hereby;

(n)

the A2 Financial Statements fairly present, in accordance with IFRS, consistently applied (except as specifically provided in the notes to such statements), the financial position and condition of A2, at the dates thereof and the results of the operations of A2, for the periods then ended and reflect all material assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of

A2 as at the dates thereof. The A2 Financial Statements reflect adequate provisions for all reasonably anticipated liabilities, expenses and losses of A2 in accordance with IFRS and there has been no change in accounting policies or practices since December 31, 2015;

(o)	A2’s auditors are a participating audit firm (as such term is defined in National Instrument 52- 108);

(p)

A2 is a capital pool company (as defined in the polices of the TSXV) and has not conducted any business operations other than to pursue a “Qualifying Transaction” (as defined in the polices of the TSXV) in compliance with TSXV Policy 2.4 and there are no material contracts or agreements to which A2 is a party, or by which it is bound, other than as disclosed in the Public Record. Without limiting the generality of the foregoing, other than this Agreement, neither A2 Party is currently party to any agreement in respect of: (i) the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by an A2 Party whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of an A2 Party (whether by sale or transfer of shares or otherwise);

(q)	no third party has any ownership right, title, interest in, claim in, lien against or any other right to the assets and properties purported to be owned by the A2 Parties;

(r)

no securities commission or similar Governmental Entity, or stock exchange in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of A2, no such proceeding is, to the knowledge of A2, pending, contemplated or threatened and A2 is not in default of any requirement of any Securities Laws, rules or policies applicable to A2 or its securities;

(s)

the board of directors of A2 has reserved and allotted a sufficient number of A2 Shares as are issuable pursuant to the Amalgamation and subject to the terms and conditions of the Amalgamation Agreement such A2 Shares will be validly issued as fully paid and non-assessable to previous holders of MTI Shares pursuant to the Amalgamation;

(t)

the minute books and records of each of A2 and SubCo made available to MTI’s Counsel in connection with its due diligence investigation of A2 and SubCo for the periods from each of A2’s and SubCo’s date of incorporation to the date hereof are all of the minute books and records of A2 and SubCo, respectively, and contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of MTI and the Subsidiaries to the date of review of such corporate records and minute books and there have been no other material meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of MTI or the Subsidiaries to the date hereof not reflected in such minute books and other records, other than those which have been disclosed in writing to A2;

(u)	TSX Trust Company, at its principal office in Calgary, Alberta is the duly appointed registrar and transfer agent of A2 with respect to the A2 Shares;

(v)

A2 is a “reporting issuer” in material compliance with all Securities Laws of the provinces of Alberta, British Columbia and Ontario and the outstanding A2 Shares are listed on the TSXV and A2 is in material compliance with the by-laws, policies and rules of such exchange;

(w)	to the knowledge of A2, A2 has not withheld from MTI any material information or documents concerning A2 or its assets or liabilities during the course of MTI's review of A2 and its assets;

(x)

A2 is not party to any Material contract, written or oral, other than (i) this Agreement, (ii) the escrow agreement between A2, TSX Trust Company (formerly Equity Financial Trust Company) and certain shareholders of A2 dated June 8, 2015, (iii) the agency agreement between A2 and the

Agent dated June 8, 2015, and (iv) a registrar and transfer agency agreement between A2 and TSX Trust Company dated June 8, 2015;

(y)

neither A2 Party is in default of the performance of any term or obligation to be performed by it under any contract to which A2 is a party or by which it is bound (including, without limitation, any “agreement in principle” as defined in TSXV Policy 2.4 relating to any transaction previously proposed as A2's “Qualifying Transaction” under such policy) which is material to the business of A2 and no event has occurred which with notice or lapse of time or both would directly or indirectly constitute such a default, in any such case which default or event would reasonably be expected to have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of A2;

(z)

other than in respect of professional service fees, there is not agreement, plan or practice of A2 relating to the payment of any management, consulting, service or other fee and, except for the A2 Option Plan, A2 does not have in effect any bonus plan, commission plan, profit sharing plan, pension plan, royalty plan or arrangement, defined benefit plan, stock option plan, incentive plan or other benefit plan for the benefit of any of its employees, officers, directors or shareholders, and has made no agreements or promises with respect to any such plans;

(aa)

other than Richardson GMP Ltd. and JJR Private Capital Inc., A2 has not retained any financial advisor, broker, agent or finder, or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the Amalgamation, any transaction contemplated hereby or any transaction presently ongoing or contemplated;

(bb)

A2 has no, and since incorporation has not had, any employees. A2 does not have in place or in effect any employment agreements or other change of control agreements which provide for a payment accruing as a result of the Amalgamation or other change of control of A2 and A2 does not have any consulting agreements that are not terminable on more than one month's notice;

(cc)	there are no accrued bonuses payable to any officers, directors or employees of A2;

(dd)

A2 is not a party to and, prior to the Effective Date, A2 will not implement, a shareholder rights plan or any other form of plan, agreement, contract or instrument that will trigger any rights to acquire A2 Shares or other securities of A2 or rights, entitlements or privileges in favour of any person upon the entering into of this Agreement or the Amalgamation, other than pursuant to the terms of the A2 Options;

(ee)	no director, officer, employee, insider of A2 or other non-arm's length party to A2 is indebted to A2;

(ff)

A2 is not indebted to any of its directors, officers, employees or consultants, any of its shareholders or any of their respective associates or affiliates, except for amounts due as reimbursement for ordinary business expenses incurred within the previous 90 days;

(gg)

A2 is not a party to or bound by any agreement, guarantee, indemnification (other than in the ordinary course of business and to officers and directors pursuant to A2’s by-laws and standard indemnity agreements, to A2’s bankers pursuant to underwriting, agency or financial advisor agreements pursuant to the standard indemnity provisions in agreements of that nature), or endorsement or like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person, firm or corporation;

(hh)

none of the directors, officers or employees of the A2 Parties or any associate or affiliate of any of the foregoing had or has any interest, direct or indirect, in any transaction or any proposed transaction with either A2 Party;

(ii)	A2 has no insurance policies in place;

(jj)

each A2 Party is a taxable Canadian corporation and all Taxes due and payable or required to be collected or withheld and remitted by such A2 Party have been paid, collected or withheld and remitted as applicable. All tax returns, declarations, remittances and filings required to be filed by by each A2 Party have been filed with all appropriate Governmental Entities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. To the knowledge of A2, no examination of any tax return of an A2 Party is currently in progress by any Governmental Entity and there are no issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by an A2 Party. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to either A2 Party; and

(kk)

A2 has established on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable and there are no liens for Taxes on the assets of A2 that are material, and there are no audits pending of the tax returns of A2 (whether federal, state, provincial, local or foreign) and there are no claims which have been asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would result in a Material Adverse Effect.

8.2    The representations and warranties of the A2 Parties contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Date.

ARTICLE 9

COVENANTS OF MTI

9.1    MTI covenants and agrees that, until the earlier of the Effective Date or the date on which this Agreement is terminated in accordance with ARTICLE 11 hereof and unless otherwise contemplated herein:

(a)

other than as contemplated herein or as otherwise consented to by A2 in writing (such consent not to be unreasonably withheld, conditioned or delayed), MTI will not directly or indirectly, do or permit to occur, any of the following unless approved by A2:

(i)

issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares or other securities of, any capital stock or other securities of MTI (other than the proposed grant of up to 1,100,000 MTI Options or pursuant to the exercise of MTI Special Warrants or MTI Warrants currently outstanding or in connection with the MTI Private Placement);

(ii)	split, combine or reclassify any outstanding shares or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any shares;

(iii)	redeem, purchase or offer to purchase any MTI Shares or other securities of MTI;

(iv)	reorganize, amalgamate, arrange or merge MTI with any other Person;

(v)	reduce the stated capital of MTI;

(vi)

except as disclosed in writing to A2, acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of securities or assets or otherwise) any Person or division or any assets or properties other than in the ordinary course of business consistent with past practices;

(vii)	incur or commit to incur any indebtedness for borrowed money or issue any debt securities;

(viii)	enter into any transaction not in the ordinary course of business or pay any dividends or make any distributions to the MTI Shareholders;

(ix)	conduct any activity or operations that would be otherwise detrimental to the completion of the Amalgamation;

(x)	enter into or close any hedge, swap or other like transaction;

(xi)	make any capital expenditures, other than in the ordinary course of business;

(xii)

disclose to any Person other than officers, directors, key employees and professional advisors of MTI, any confidential information relating to A2, except for disclosure required to be disclosed by Applicable Law or otherwise known to MTI or the public; and

(xiii)

except as may be required by Applicable Law or to secure any approvals, consents or authorizations necessary to carry out the transactions contemplated by this Agreement, issue any public statements with respect to the transactions contemplated by this Agreement without the prior consent and approval of A2, acting reasonably, provided that the Parties agree that this Agreement may be provided to the TSXV and attached to a material change report, included as a schedule to the Filing Statement and filed publically on the System for Electronic Document Analysis and Retrieval and as may otherwise be required by Applicable Laws.

(b)	MTI shall:

(i)

use its reasonable commercial efforts to fulfil or cause the fulfillment of the conditions set forth in Sections 5.1 and 6.1 as soon as reasonably possible to the extent the fulfillment of the same is within the control of MTI;

(ii)

conduct its business only in, not take any action except in, the usual, ordinary and regular course of business and consistent with past practice and will not take any action which may reasonably be expected to result in a Material Adverse Change of MTI;

(iii)	maintain insurance on and in respect of all MTI Assets in like kind to, and in an amount not less than the amount of, insurance with respect of the MTI Assets in effect on the date hereof;

(iv)

use its reasonable commercial efforts to preserve intact the business organization and goodwill of MTI, to keep available the services of the officers and employees of MTI and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with MTI;

(v)	provide to A2 reports on its operations affairs as may be reasonably requested from time to time by A2;

(vi)	cooperate with A2 to enable an orderly integration of the business and affairs of MTI and A2 after the Effective Date;

(vii)

promptly notify A2 orally and in writing of any Material Adverse Change of MTI, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) which is Material to MTI;

(viii)

make available and cause to be made available to A2, its agents and advisors, as A2 may reasonably request, all documents and agreements (including without limitation, any correspondence between MTI and its advisors or any governmental body and all minute books) and access to MTI’s premises, records, computer systems and employees in any way relating to or affecting the financial status of MTI and such other documents or agreements as may be reasonably necessary to enable A2 to verify the truth of the representations and warranties of MTI herein and compliance by MTI with the terms and conditions hereof, except where MTI is contractually precluded from making such document or agreement available, and cooperate with A2 in securing access for A2 to any such documentation not in the possession or under the control of MTI;

(ix)	conduct the MTI Meeting in compliance with the articles of MTI and any instrument governing such meeting, and as otherwise required by Applicable Laws;

(x)

prepare (in consultation with A2) and distribute to the MTI Shareholders the Information Circular and any amendments or supplements thereto, as required by and in compliance with Applicable Law and the constating documents of MTI and, without limiting the generality of the foregoing, MTI will ensure that the Information Circular provides MTI Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, and will set out A2 Information in the Information Circular in the form approved by A2 (as reviewed by and commented by A2, acting reasonably). The Information Circular shall include the recommendation of the board of directors of MTI that MTI Shareholders vote in favour of the Amalgamation, which recommendation may not be withdrawn, modified or changed in any manner except as set forth herein;

(xi)

make other necessary filings and applications under Applicable Law required on the part of MTI in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Applicable Laws; and

(xii)

will use its reasonable commercial efforts to conduct its affairs so that all of MTI’s representations and warranties contained herein shall be true and correct in all Material respects on and as of the Effective Date as if made thereon except as otherwise contemplated herein.

9.2    Subject to the provisions of Sections 9.3 and 9.4, MTI shall not, directly or indirectly, through officers, directors, employees, affiliates, representatives, advisors, agents, investment bankers, consultants or otherwise, take any action to solicit, initiate, encourage, or participate in any discussions or negotiations with any Person, provide any non-public information to any Person or otherwise assist or cause or facilitate anyone else to solicit, initiate, encourage, or participate in any discussions or negotiations with any Person, or provide any non- public information to any Person or otherwise assist with respect to: (A) any transaction that may constitute a MTI Take-over Proposal; or (B) any other transaction, the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or delay the transactions contemplated by this Agreement or which would or could reasonably be expected to reduce the benefits to A2 under this Agreement and will not waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits of MTI under confidentiality agreements, including, without limitation, any standstill provisions thereunder; provided, however, that subject to Sections 9.3 and 9.4 hereof, the board of directors of MTI may consider, negotiate, accept, approve or recommend to its shareholders, or enter into an agreement, understanding or arrangement in respect of, an unsolicited MTI Superior Proposal (as defined herein).

9.3    Prior to considering, negotiating, accepting, approving or recommending to the MTI Shareholders or entering into an agreement, understanding or arrangement in respect of, an unsolicited MTI Superior Proposal, MTI shall:

(a)	advise A2 in writing of the existence and terms of any such offer or proposal and provide copies thereof as soon as reasonably possible following receipt thereof by MTI;

(b)	provide copies of any information provided to such other party, which has not already been made available to A2; and

(c)

if requested by A2, prior to accepting, recommending, approving or entering into any agreement to implement the MTI Superior Proposal, to negotiate in good faith with A2 and its legal and financial advisors for a period of up to three (3) Business Days in a manner to permit A2 to make such adjustments in the terms and conditions of this Agreement as may be necessary or advisable in order to enable MTI to proceed with the Amalgamation as amended rather than the MTI Superior Proposal. In the event that A2 proposes to so amend this Agreement to provide substantially equivalent or superior value to that provided under the MTI Superior Proposal, MTI shall not accept, recommend, approve or enter into any agreement to implement the MTI Superior Proposal.

9.4    Subject to Section 9.3 hereof, if prior to the completion of the Amalgamation, a bona fide MTI Take-Over Proposal is proposed, offered or made to the MTI Shareholders or to MTI which, in the bona fide opinion of MTI’s board of directors would result in a financially superior transaction, directly or indirectly, for the MTI Shareholders than that contemplated by the Amalgamation (any such MTI Take-Over Proposal being referred to herein as a “MTI Superior Proposal”), the board of directors of MTI may withdraw, modify or change its approval of the Amalgamation if, in the opinion of such board of directors acting reasonably and upon the written advice of its legal counsel, such withdrawal, modification or change is required or would be consistent with the fiduciary duties of the board of directors of MTI under Applicable Laws.

9.5    Provided that A2 or SubCo is not in breach of its material obligations, covenants and agreements under this Agreement, MTI agrees to pay to A2 in cash (within ten business days of the date of the occurrence of any event below) the amount of $500,000 (the “MTI Break Fee”) if:

(a)

the board of directors of MTI fails to recommend that the MTI Shareholders vote in favour of the Amalgamation, or withdraws, modifies or changes its recommendation to the MTI Shareholders to vote in favour of the Amalgamation;

(b)

a bona fide MTI Take-Over Proposal is publicly announced or commenced and the board of directors of MTI fails to publicly reaffirm and maintain its recommendation of the Amalgamation to the MTI Shareholders within 10 days after the commencement of such MTI Take-Over Proposal;

(c)	the board of directors of MTI recommends that the MTI Shareholders deposit their MTI Shares under, vote in favour of, or otherwise accept, an MTI Take-Over Proposal; or

(d)

a bona fide MTI Take-Over Proposal has been announced by any third party and has not been withdrawn prior to the date of approval of the MTI Special Resolution, the Amalgamation has not been approved by not less than 66 2/3% of the votes cast by the MTI Shareholders at the MTI Meeting, and such MTI Take-Over Proposal is implemented within 180 days of the MTI Meeting.

9.6    MTI acknowledges that the payment amount set out herein constitutes liquidated damages and is a genuine pre-estimate of the damages which A2 will suffer or incur in the event of the occurrence of one of the events set forth in Section 9.5 above, and A2 will not be able to seek further damages or participate in any legal action or suits in connection with such events.

ARTICLE 10

COVENANTS OF A2

10.1    A2 and SubCo, as applicable, covenant and agree that, until the earlier of the Effective Date or the date on which this Agreement is terminated in accordance with ARTICLE 11 hereof, and unless otherwise contemplated herein:

(a)

other than as otherwise consented to in writing by MTI (such consent not to be unreasonably withheld, conditioned or delayed), A2 and SubCo, as applicable, will not directly or indirectly, do or permit to occur, any of the following:

(i)	amend or propose to amend their articles or by-laws or the notice of articles or articles;

(ii)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose any debt, equity or other securities;

(iii)	conduct any activity or operations that would be detrimental to the completion of the Amalgamation;

(iv)

split, combine or reclassify any outstanding shares of A2 or SubCo unless the Amalgamation is amended upon the same terms and conditions, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any shares of A2 or SubCo;

(v)	redeem, purchase or offer to purchase any A2 Shares or other securities of A2 or SubCo;

(vi)	reduce the stated capital of A2;

(vii)	borrow money or incur any indebtedness for money borrowed;

(viii)	make any capital expenditures;

(ix)

make loans, advances, or any other payments out of the ordinary course, other than payment of professional fees and other expenses in connection with or ancillary to the Amalgamation, not to exceed $150,000 in the aggregate;

(x)

take any action that would render, or that reasonably may be expected to render, any Material representation or warranty made by it in this Agreement untrue at any time prior to the Amalgamation becoming effective unless as otherwise contemplated herein; and will not pay any dividends or make any other distribution to its shareholders or repay, other than in the ordinary course of business, any outstanding indebtedness;

(xi)

disclose to any Person, other than officers, directors and key employees and professional advisors of A2, any confidential information relating to MTI required to be disclosed by Applicable Law or otherwise known to A2 or the public; or

(xii)

except as may be required by Applicable Law or to secure any approvals, consents or authorizations necessary to carry out the transactions contemplated by this Agreement, issue any public statements with respect to the transactions contemplated by this Agreement without the prior consent and approval of MTI provided that the parties agree that this Agreement may be provided to the TSXV and attached to a material change report, included as a schedule to the Filing Statement and filed publically on the System for Electronic Document Analysis and Retrieval and as otherwise may be required by Applicable Laws.

(b)	A2 shall:

(i)

use its reasonable commercial efforts to fulfil or cause the fulfilment of the conditions set forth in Sections 4.1 and 6.1 as soon as reasonably possible to the extent the fulfilment of the same is within the control of A2;

(ii)	cause SubCo to comply with its covenants hereunder;

(iii)

conduct its business only in, not take any action except in, the usual, ordinary and regular course of business and consistent with past practice and will not take any action which may reasonably be expected to result in a Material Adverse Change of A2 or SubCo;

(iv)	use its reasonable commercial efforts to preserve intact the business organization and goodwill of each of A2 and SubCo;

(v)

promptly notify MTI orally and in writing of any Material Adverse Change of A2, and of any governmental or third party complaint, investigation or hearing (or communications indicating that the same may be contemplated) which is Material to A2;

(vi)	cooperate with MTI to enable an orderly integration of the business and affairs of MTI and A2 after the Effective Date;

(vii)

assist MTI, as required, in the preparation of the Information Circular and provide to MTI, in a timely and expeditious manner, all information as may be required by Applicable Law with respect to A2 for inclusion in the Information Circular and any amendments or supplements thereto, in each case complying in all Material respects with all Applicable Laws. A2 shall ensure that the A2 Information provided for use in the Filing Statement shall not contain any Misrepresentation. If, at any time before the Effective Date, A2 becomes aware that the Information Circular contains a Misrepresentation or otherwise requires an amendment or supplement, A2 shall notify MTI and co-operate in the preparation and filing of any amendment or supplement to the Information Circular as required or as appropriate;

(viii)	A2 shall use its commercially reasonable efforts to obtain the listing of the A2 Shares issuable pursuant to the Amalgamation on the TSXV as of the Effective Date;

(ix)

make available and cause to be made available to MTI, its agents and advisors, as MTI may request, all documents and agreements (including without limitation, any correspondence between A2 and its advisors or any governmental body and all minute books) and access to the premises of A2, records, computer systems and employees in any way relating to or affecting the financial status of A2 and such other documents or agreements as may be necessary to enable MTI to verify the truth of the representations and warranties of A2 and SubCo herein and compliance by A2 and SubCo with the terms and conditions hereof, except where A2 is contractually precluded from making such document or agreement available, and cooperate with MTI in securing access for MTI to any such documentation not in the possession or under the control of A2;

(x)

except for proxies and other non-substantive communications with the shareholders of A2, furnish promptly to MTI a copy of each notice, report, schedule or other document delivered, filed or received by A2 in connection with the Amalgamation, any filings under Applicable Laws (including Securities Laws) and any dealings with regulatory agencies in connection with the transactions contemplated herein; make other necessary filings and applications under Applicable Laws required on the part of A2 in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws and regulations;

(xi)	call and conduct the A2 Meeting prior to February 28, 2017 in compliance with the articles and by-laws of A2 and any instrument governing such meeting, and as otherwise required by Applicable Laws;

(xii)

prepare (in consultation with MTI), file and distribute to the A2 Shareholders the A2 Circular, as required by and in compliance with Applicable Law and the constating documents of A2 and, without limiting the generality of the foregoing, A2 will ensure that the A2 Circular provides A2 Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, and will set out any MTI Information in the A2 Circular in the form approved by MTI (as reviewed by and commented by MTI, acting reasonably). The A2 Circular shall include the recommendation of the board of directors of A2 that A2 Shareholders vote in favour of the Amalgamation, which recommendation may not be withdrawn, modified or changed in any manner except as set forth herein;

(xiii)

use its reasonable commercial efforts to conduct its affairs so that all of the representations and warranties of A2 and SubCo contained herein, shall be true and correct on and as of the Effective Date as if made thereon except as otherwise contemplated herein above; and

(xiv)	take all steps necessary to appoint Fahar Merchant, Rosemina Merchant, Andrew Strong, Chandra Panchal, and Albert Beraldo as a directors of A2 effective as of the Effective Time;

10.2    A2 shall indemnify and save harmless MTI and the directors, officers and agents of MTI from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which MTI, or any director, officer or agent thereof, may be subject or which MTI, or any director, officer or agent thereof, may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of any Misrepresentation or alleged Misrepresentation in the A2 Information contained or incorporated by reference in the Information Circular, or the negligence of A2.

10.3    A2 and SubCo further covenant and agree that all rights to indemnification existing in favour of present and former directors and officers of MTI as provided by contract, in MTI’s articles, or pursuant to Applicable Laws in effect as of the date of this Agreement, or otherwise, with respect to matters occurring prior to the Effective Time, shall survive and shall continue in full force and effect without modification for a period of not less than the statutes of limitations applicable to such matters.

ARTICLE 11

TERMINATION

11.1    This Agreement may, prior to the filing of the Amalgamation Application, be terminated by mutual written agreement of A2, MTI and SubCo, without further action on the part of the MTI Shareholders.

11.2    Notwithstanding any other rights contained herein, MTI may terminate this Agreement provided that it is not materially in default of any of its representations, warranties or covenants under this Agreement, upon notice to A2 and SubCo:

(a)	if the Amalgamation is not approved by MTI Shareholders in accordance with Applicable Laws;

(b)	in the event the Amalgamation has not become effective on or before February 28, 2017, unless otherwise agreed to by the Parties;

(c)	if a Material Adverse Change in respect of A2 shall have occurred after the date of this Agreement;

(d)	if the MTI Break Fee shall have become payable;

(e)

if A2 shall be in breach of any of its covenants, agreements or representations and warranties contained herein that would have a Material Adverse Effect on A2 or on the ability of A2 and MTI to consummate the transactions contemplated hereby and A2 fails to cure such breach within three (3) Business Days after receipt of written notice thereof from MTI (except that no cure period shall be provided for a breach which by its nature cannot be cured); or

(f)	upon a right of termination of this Agreement by MTI arising pursuant to Sections 4.1 and 6.1 hereof.

11.3    Notwithstanding any other rights contained herein, A2 may terminate this Agreement provided that it is not materially in default of any of its representations, warranties or covenants under this agreement, upon notice to MTI:

(a)	if the Amalgamation is not approved by MTI Shareholders;

(b)	in the event the Amalgamation has not become effective on or before February 28, 2017, unless otherwise agreed to by the Parties;

(c)	a Material Adverse Change in respect of MTI shall have occurred;

(d)	if the MTI Break Fee shall have become payable;

(e)

if MTI shall be in breach of any of its covenants, agreements or representations and warranties contained herein that would have a Material Adverse Effect on MTI or on the ability of MTI and A2 to consummate the transactions contemplated hereby and MTI fails to cure such breach within three (3) Business Days after receipt of written notice thereof from A2 (except that no cure period shall be provided for a breach which by its nature cannot be cured); or

(f)	upon a right of termination of this Agreement by A2 arising pursuant to Sections 5.1 and 6.1 hereof.

11.4    The exercise by any Party of any right of termination hereunder shall be without prejudice to any other remedy available to such Party.

11.5    If this Agreement is validly terminated pursuant to any provision of this Agreement, the Parties shall return all materials and copies of all materials delivered to A2 and SubCo or MTI, as the case may be, or their agents and, except for the obligations set forth in Section 13.2 (which shall survive any termination of this Agreement and continue in full force and effect), no Party shall have any further obligations to any Other Party hereunder with respect to this Agreement. The covenants contained in this Section 11.5 and the obligations of the parties under the Confidentiality Agrement shall survive any termination of this Agreement and continue in full force and effect.

ARTICLE 12

AMENDMENT

12.1    This Agreement may, at any time and from time to time before or after the date of approval of the MTI Special Resolution be amended by written agreement of the Parties without further notice to or authorization on the part of their respective securityholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(c)	waive compliance with or modify any of the covenants or conditions herein contained and waive or modify performance of any of the obligations of the Parties;

provided that any such amendment may not reduce or materially adversely affect the consideration to be received by the MTI Shareholders.

ARTICLE 13

COSTS

13.1    Except as contemplated herein, each Party hereto covenants and agrees to bear its own costs and expenses in connection with the transactions contemplated hereby.

13.2    In the event the Amalgamation does not occur and this Agreement is terminated by either Party pursuant to Section 11.2(e) or 11.3(e), as applicable (provided, however, that the failure to obtain shareholder approval by MTI shall not be considered to be a breach of this Agreement for these purposes), that breaching Party would reimburse the Other Party for its transaction costs (including the reasonable fees and costs of professional advisors) incurred in connection with negotiation and performance of this Agreement and related transactions, subject to a maximum expense reimbursement of $250,000.

ARTICLE 14

DISCLOSURE

14.1         Upon execution of this Agreement, the Parties shall issue a joint press release which announces that the Parties have entered into a formal agreement providing for the implementation of the Amalgamation. No Party shall disclose, by press release, any aspect of the transactions contemplated hereby, without prior written consent of the Other Party. Notwithstanding the foregoing, if either Party is required by Applicable Law to make any disclosure relating to the transactions contemplated herein, such disclosure may be made, but that Party will inform, to the extent reasonably feasible, the Other Party as to the wording of such disclosure prior to its being made.

ARTICLE 15

NOTICES

15.1    Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to any Other Party shall be in writing and may be given by delivering same or sending same by facsimile transmission, e-mail or by hand delivery addressed to the Party to whom the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day and, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

15.2    The address for service of each of the Parties shall be as follows:

if to A2 or SubCo:

A2 Acquisition Corp.

2440 Kensington Road NW

Calgary, Alberta, T2N 3S1

E-Mail: [***]

Attention: [***]

with a copy to:

DLA Piper (Canada) LLP

1000, 250 – 2nd Street SW

Calgary, Alberta T2P 0C1

Fax No.: [***]

Attention: [***]

if to MTI:

Medicenna Therapeutics Inc.

200-1920 Yonge Street,

Toronto, Ontario M4S 3E2

E-Mail: [***]

Attention: [***]

with a copy to:

Baker & McKenzie LLP

Brookfield Place, Suite 2100

181 Bay Street, Toronto, Ontario, Canada M5J 2T3

Fax No.: [***]

Attention: [***]

ARTICLE 16

STANDSTILL

16.1    Prior to termination of this Agreement, neither MTI nor A2, as the case may be, will, nor shall any of its Representatives directly or indirectly, alone or jointly or in concert with any other Person:

(a)

acquire or agree to acquire, or make any proposal or make any offer to acquire, in any manner, either directly or indirectly, any assets or securities of the Other Party or any Subsidiary thereof, including, without limitation, commencing any “take-over bid” or “exempt take-over bid” (as such terms are defined in the Securities Act (Alberta)) for any securities of the Other Party (provided that the provisions hereof shall not be interpreted to prohibit the Parties or their Affiliates from continuing to conduct business with the Other Party in the ordinary course and consistent with past practice);

(b)	solicit proxies from, or otherwise attempt to influence the conduct of, holders of securities of the Other Party;

(c)	form, join or in any way participate as a “control person” as such term is defined in the Securities Act (Alberta) with respect to the equity of the Other Party; or

(d)

engage in any discussions or negotiations or enter into any agreement, commitment or understanding, or otherwise act jointly or in concert with any Person to propose or effect any business combination, equity or asset transaction of any nature or kind with respect to the Other Party or its Affiliates, or to influence the conduct of the Other Party, its Affiliates or its directors.

ARTICLE 17

PRIVACY ISSUES

17.1    For the purposes of this ARTICLE 17, the following definitions shall apply:

(i)

“applicable law” means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgements, orders and decrees issued by any authorized authority by which such Person is bound or having application to the transaction or event in question, including applicable privacy laws;

(ii)

“applicable privacy laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

(iii)

“authorized authority” means, in relation to any Person, transaction or event, any (a) federal provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (b) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (c) court, arbitrator, commission or body exercising judicial, quasi -judicial, administrative or similar functions, and (d) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event; and

(iv)	“Personal Information” means information about an individual.

17.2    The Parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

17.3    Neither Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Amalgamation.

17.4    Each Party acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Amalgamation, and that the disclosure of the Disclosed Personal Information relates solely to the carrying on of the business and the completion of the Amalgamation.

17.5    Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

17.6    Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

17.7    Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access such information in order to complete the Amalgamation.

17.8    Each Party shall promptly notify the Other Party to this Agreement of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully co-operate with one another, with the Persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

17.9    Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either Party, the Other Party shall forthwith cease all use of the Personal Information acquired by such Party in connection with this Agreement and will return to the Other Party or, at such Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

ARTICLE 18

TIME

18.1         Time shall be of the essence in this Agreement.

ARTICLE 19

ENTIRE AGREEMENT

19.1         This Agreement and the Confidentiality Agreement, from the date hereof constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof, including without limitation the letter agreement dated November 7, 2016, between A2 and MTI, and is not intended to confer upon any other Person any rights or remedies hereunder.

ARTICLE 20

SEVERABILITY

20.1         If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)

the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

ARTICLE 21

FURTHER ASSURANCES

21.1         Each Party shall, from time to time, and at all times hereafter, at the request of the Other Party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

ARTICLE 22

GOVERNING LAW

22.1         This Agreement shall be governed by, and be construed in accordance with the laws of the Province of British Columbia and applicable laws of Canada but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia.

22.2         Each Party hereby irrevocably attorns to the jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

ARTICLE 23

EXECUTION IN COUNTERPARTS

23.1         This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and counterparts collectively are to be conclusively deemed one instrument.

ARTICLE 24

WAIVER

24.1         No waiver by any Party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

ARTICLE 25

ENUREMENT AND ASSIGNMENT

25.1         This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns. This Agreement may not be assigned by any Party without the prior consent of the Other Parties.

[signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

A2 ACQUISITION CORP.

Per:	“Gino DeMichele”

MEDICENNA THERAPEUTICS INC.

Per:	“Fahar Merchant”

1102209 B.C. LTD

Per:	“Gino DeMichele”

.

SCHEDULE A

ARTICLES OF AMALCO

Attached.

SCHEDULE B

MTI SPECIAL RESOLUTION

“BE IT RESOLVED, as a special resolution that:

1.

the amalgamation (the “Amalgamation”) pursuant to the provisions of the Business Corporations Act (British Columbia) substantially in the form as provided for in the amalgamation agreement (“Amalgamation Agreement”), among A2 Acquisition Corp. (“A2”), Medicenna Therapeutics Inc. (“MTI”) and a wholly-owned subsidiary of A2 is hereby adopted, approved and authorized;

2.

the Amalgamation Agreement with such amendments or variations thereto as may be approved by any director or officer of MTI, such approval to be evidenced conclusively by their execution and delivery of such Amalgamation Agreement be and is hereby adopted, confirmed, ratified and approved;

3.

notwithstanding that this resolution has been duly passed by the shareholders of MTI, the board of directors of MTI may agree to amend the Amalgamation Agreement (to the extent permitted in the Amalgamation Agreement) or decide not to proceed with the Amalgamation or revoke this resolution at any time prior to the issuance of the certificate giving effect to the Amalgamation without further approval of the shareholders of MTI; and

4.

any one director or officer of MTI, for and on behalf of MTI be and is hereby authorized to execute and deliver Articles of Amalgamation and all other documents and instruments and take all such other actions as may be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents and instruments and the taking of any such actions.”

SCHEDULE C

SUPPORT AGREEMENT

Attached.

SCHEDULE D

AMALGAMATION APPLICATION

Attached.